COOPERATION AGREEMENT
This Cooperation Agreement (this “Agreement”), effective as of August 21, 2026 (the “Effective Date”), is entered into by and between GEE Group Inc., an Illinois corporation (the “Company”), on the one hand, and Star Equity Fund, LP (collectively with its Affiliates, “Star Equity”), on the other hand. The Company and Star Equity are together referred to herein as the “Parties,” and each of the Company and Star Equity, respectively, a “Party.” Unless otherwise defined herein, capitalized terms shall have the meanings given to them in Section 16 hereof.
WHEREAS, as of the Effective Date, Star Equity beneficially owns an aggregate of 6,285,065 shares of common stock, no par value per share, of the Company (the “Common Stock”);
WHEREAS, on June 1, 2026, Star Equity Fund, LP delivered a notice to the Company (as amended, the “Notice”) of its intent to nominate an individual for election to the Company’s board of directors (the “Board”) and present a business proposal at the 2026 Annual Meeting; and
WHEREAS, the Company and Star Equity desire to enter into this Agreement regarding the Company’s corporate governance and certain other matters, as provided in this Agreement.
NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1.Corporate Governance. The Company, the Board and all applicable committees of the Board shall take all necessary actions to declassify the structure of the Board so that a majority of the Board is fully declassified at the 2027 Annual Meeting, including, without limitation, by amending the Bylaws to declassify the structure of the Board such that (a) the directors elected at the 2026 Annual Meeting will be elected for a term that expires at the 2027 Annual Meeting, (b) following the 2026 Annual Meeting, a majority of the directors (including, without limitation, those elected in 2025) will be elected for a one-year term at the 2027 Annual Meeting, which will result in a majority of the directors thereafter serving exclusively one-year terms, and (c) any directors elected or appointed to the Board subsequent to the Effective Date shall be elected for a one-year term that expires at the next annual meeting of shareholders.
2.Withdrawal of Proxy Contest and Related Matters.
(a)Concurrently with and effective upon execution of this Agreement, Star Equity shall irrevocably withdraw or cause the irrevocable withdrawal of the Notice (with this Agreement deemed to evidence such withdrawal) and any and all related materials and notices submitted to the Company in connection therewith or related thereto, and shall not take any further action in connection with the solicitation of proxies in connection with the Notice (other than in connection with such withdrawal or Section 10 hereof).
(b)Immediately following the Effective Date, Star Equity shall take all necessary actions to cease any and all solicitation and related activities in connection with the 2026 Annual Meeting (it being understood and agreed that Star Equity is required to vote its Voting Securities beneficially owned as of the record date with respect to the 2026 Annual Meeting, subject to the provisions of this Agreement).
3.Voting. From the Effective Date until the Termination Date (the “Standstill Period”), Star Equity agrees that it will appear in person or by proxy at each annual or special meeting of shareholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof), whether such meeting is held at a physical location, virtually by means of remote communications or a hybrid combination thereof, and will vote (or execute a consent with respect to) all Voting Securities beneficially owned by it which Star Equity has the right to vote (or to direct the vote of) as of the applicable record date in accordance with the Board’s recommendations as set forth in the applicable definitive proxy statement, consent solicitation statement or revocation solicitation statement filed by the Company in respect of such meeting of shareholders of the Company, with respect to (a) the election, removal or replacement of any director, and (b) any other proposal to be submitted to the shareholders of the Company by either the Company or any shareholder of the Company; provided, however, that if Institutional Shareholder Services Inc. (“ISS”) or Glass, Lewis & Co., LLC (“Glass Lewis”) issue a voting recommendation that differs from the Board’s recommendation with respect to any proposal submitted to shareholders at a shareholder meeting (other than with respect to the election, removal or replacement of directors or the Company’s “say-on-pay” proposal), Star Equity shall be permitted to vote in accordance with such ISS or Glass Lewis recommendation; provided, further, that Star Equity may vote (or deliver consents or consent revocations with respect to) all Voting Securities beneficially owned by Star Equity in its sole discretion on any proposal of the Company in respect of (i) any Extraordinary Transaction or (ii) any amendment to the Articles of Incorporation (provided, that Star Equity shall vote in accordance with the Board’s recommendations with respect to any proposal regarding an amendment to the Articles of Incorporation submitted to shareholders at the 2026 Annual Meeting).
4.Mutual Non-Disparagement.
(a)During the Standstill Period, Star Equity agrees that it shall not, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame or damage the reputation or good name of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates in such capacity or is otherwise critical, negative towards or derogatory of the Company or its Affiliates or any of the Company’s directors, officers or employees, or Associates in such capacity.
During the Standstill Period, the Company agrees that neither it nor any of its Affiliates shall, directly or indirectly, make any public statement, or take any action that is intended to result in a public statement, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame or damage the reputation or good name of Star Equity or any of Star Equity’s directors, officers or employees, or Associates in such capacity or is otherwise critical, negative towards or derogatory of Star Equity or any of Star Equity’s directors, officers or employees, or Associates in such capacity.

(b)Notwithstanding the foregoing, nothing in this Section 4 or elsewhere in this Agreement shall prohibit any Party from making any truthful statement or disclosure, in either case, (i) required under the federal securities laws or other applicable laws (including, without limitation, to comply with any subpoena or other legal process from any governmental or regulatory authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations, or (ii) requested in response to a Legal Requirement.
(c)The limitations set forth in Sections 4(a) or (b) hereof, as applicable, shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 4(a) or (b) hereof, as applicable, if such statement by the other Party was made in breach of this Agreement.
5.No Litigation. During the Standstill Period, each Party covenants and agrees solely for and on behalf of itself that it shall not, and shall not permit any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement) to, alone or in concert with others, threaten, initiate, encourage or pursue, or knowingly assist any other person to threaten, initiate, encourage or pursue, any lawsuit, claim or proceeding (including, without limitation, with respect to Star Equity, threatening, initiating, encouraging, pursuing, commencing, supporting or participating, passively or otherwise, in any derivative or similar action in the name of the Company or any class action against the Company or any of its officers or directors, or any of its other Representatives) before any court or governmental, administrative or regulatory body (collectively, a “Legal Proceeding”) (a) with respect to Star Equity, against the Company or any of its Representatives (solely in the context of their representation of the Company in connection with the subject matter of this Agreement), and
(b) with respect to the Company, against Star Equity or any of its Representatives (solely in the context of their representation of Star Equity in connection with the subject matter of this Agreement); provided, however, that the foregoing shall not prevent (w) any Party or any of its Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (each, a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, such Party or any of its Representatives (solely in the context of their representation of such Party in connection with the subject matter of this Agreement), (x) litigation by any Party to enforce the provisions of this Agreement, as well as any counterclaims thereto, (y) counterclaims with respect to any proceeding initiated by a Party in breach of this Agreement and
(z) the exercise of statutory appraisal rights; provided, further, that in the event that such Party or any of its Representatives receives such Legal Requirement, such Party shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the other Party.
6.Standstill.
(a)During the Standstill Period, Star Equity agrees that it shall not, and shall cause its Associates not to, directly or indirectly: acquire, offer or seek to acquire, agree to acquire, or acquire rights or options to acquire (except by way of stock dividends or other distributions or offerings made available to holders of Voting Securities generally on a pro rata basis or pursuant to an Extraordinary Transaction), whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company (other than through a broad-based market basket or index), any rights decoupled from the underlying securities of the Company, or any derivative securities, contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Company, in an amount, such that following the acquisition, the aggregate beneficial ownership of such shares of Voting Securities shall not exceed 7.5% of the Voting Securities outstanding (on an as-converted to common basis);
(i)make, or in any way encourage, facilitate or participate in, any public or private announcement, proposal or offer with respect to, or publicly or privately offer or propose, (A) any form of business combination or acquisition or other transaction relating to a material amount of assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for Voting Securities, whether or not such transaction involves a Change of Control; it being understood that the foregoing shall not prohibit Star Equity or its Associates from (w) acquiring Voting Securities,
(x) selling or tendering their shares of Common Stock, and otherwise receiving consideration, pursuant to any such transaction, (y) voting on any such transaction in accordance with Section 3 hereof or (z) submitting a proposal or offer to the Company after the public announcement of a transaction initiated by the Company, solely to the extent that the Board would be required as part of its fiduciary duties to consider such proposal or offer in connection with an auction process or because such proposal or offer consists of terms considered markedly superior to the terms of the publicly announced transaction in every material respect (provided, however, that Star Equity agrees that it shall not make any private or public disclosure regarding such proposal or offer that would otherwise violate the terms of this Agreement, except to the extent strictly required under the federal securities laws or other applicable laws); engage in, or knowingly assist in the engagement in (including, without limitation, engagement by use of or in coordination with a universal proxy card), any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a‑1 of Regulation 14A, respectively, under the Securities Exchange Act of 1934, as amended, and with the rules and regulations promulgated thereunder (the “Exchange Act”), to vote any securities of the Company (including, without limitation, by initiating, encouraging or participating in any “withhold” or similar campaign), in each case, other than in a manner that is consistent with the Board’s recommendation on a matter after obtaining the prior approval by vote or written consent of the Board;
(ii)advise or knowingly encourage any person with respect to the voting of (or execution of a written consent in respect of) or disposition of any securities of the Company, other than in a manner that is consistent with the Board’s recommendation on a matter after obtaining the prior approval by vote or written consent of the Board;
(iii)other than in open market sale transactions whereby the identity of the purchaser is not known, sell, offer or agree to sell directly or indirectly, through swap or hedging transactions or otherwise, the securities of the Company or any rights decoupled from the underlying securities held by Star Equity to any Third Party with a known history of activism or known plans to engage in activism (such history, including, without limitation, such Third Party having ever made a Schedule 13D filing, or an amendment thereof, with the SEC);
(iv)take any action in support of or make any proposal or request that constitutes or would result in: (A) advising, replacing or influencing any director or the management of the Company, including, without limitation, any plans or proposals to change the number or term of directors or to fill any vacancies on the Board, (B) any material change in the capitalization, stock repurchase programs and practices or dividend policy of the Company, (C) any other material change in the Company’s management, business or corporate structure, (D) seeking to have the Company waive or make amendments or modifications to the Bylaws or the Articles of Incorporation, or other actions that could reasonably be expected to impede or facilitate the acquisition of control of the Company by any person, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act (in each case except as otherwise permitted by Section 3 hereof);
(v)communicate with shareholders of the Company regarding the Company or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act (other than in connection with an Extraordinary Transaction);
(vi)call or seek to call, or request the call of, alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Bylaws, including, without limitation, a “town hall meeting”;
deposit any Voting Securities in any voting trust or subject any Voting Securities to any arrangement or agreement with respect to the voting of any Voting Securities (other than (A) any such voting trust, arrangement or agreement solely among Star Equity that is otherwise in accordance with this Agreement or (B) customary brokerage accounts, margin accounts, prime brokerage accounts and the like);
(vii)seek or knowingly take any action with respect to, or knowingly encourage or advise any person to, submit (A) nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or (B) any other proposal(s) at any annual or special meeting of shareholders of the Company (including, without limitation, any adjournments or postponements thereof and any meetings which may be called in lieu thereof);
(viii)form, join or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Securities; provided, however, that nothing herein shall limit the ability of an Affiliate of Star Equity to join or in any way participate in a “group” including Star Equity following the execution of this Agreement, so long as any such Affiliate agrees to be subject to, and bound by, the terms and conditions of this Agreement and, if required under the Exchange Act, files a Schedule 13D or an amendment thereof, as applicable, within two (2) business days after disclosing that Star Equity has formed a group with such Affiliate;
(ix)demand a copy of the Company’s list of shareholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of Illinois providing for shareholder access to books and records (including, without limitation, lists of shareholders) of the Company;
(x)make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Company that would not be reasonably likely to trigger public disclosure obligations for any Party; or
(xi)enter into any discussions, negotiations, agreements or understandings with any person with respect to any action Star Equity is prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage or seek to persuade any person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.
(b)Notwithstanding anything to the contrary contained in Section 6(a) hereof or elsewhere in this Agreement, Star Equity shall not be prohibited or restricted from:
(i) communicating privately with members of the Board or senior officers of the Company regarding any matter in a manner consistent with communications that may be reasonably made by all shareholders of the Company, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any Party; (ii) taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over Star Equity, provided, that a breach by Star Equity of this Agreement is not the cause of the applicable requirement; or (iii) privately communicating with shareholders of the Company and others in a manner that does not otherwise violate this Agreement or applicable law.
(c)Nothing in this Agreement shall limit in any respect the actions rights, or obligations of any director of the Company, including compliance with the terms of this Agreement, under applicable law in his or her capacity as such.
(d)During the Standstill Period, Star Equity shall refrain from taking any actions which could have the effect of encouraging or assisting any person to engage in actions which, if taken by Star Equity, would violate this Agreement.
7.Representations and Warranties of the Company. The Company represents and warrants to Star Equity that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound and (d) the Company has not received any proposal or nomination from any other shareholder in connection with 2026 Annual Meeting as of the Effective Date.
8.Representations and Warranties of Star Equity. Star Equity represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by Star Equity, and constitutes a valid and binding obligation and agreement of Star Equity, enforceable against Star Equity in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) Star Equity beneficially owns an aggregate of 6,285,065 shares of Common Stock, (c) the signatory for Star Equity has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and Star Equity, and to bind Star Equity to the terms hereof and thereof and (d) the execution, delivery and performance of this Agreement by Star Equity does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or any material agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

9.No Other Discussions or Arrangements. Star Equity represents and warrants that, as of the Effective Date, except as publicly disclosed in its SEC filings or otherwise specifically disclosed to the Company in writing prior to the Effective Date, (a) Star Equity does not own, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) Star Equity has not entered into, directly or indirectly, any agreements or understandings with any person (other than its own Representatives) with respect to any potential transaction involving the Company or the voting or disposition of any securities of the Company.
10.Press Release and SEC Filings.
(a)Promptly following the Effective Date, the Company and Star Equity shall issue a joint press release in substantially the form attached hereto as Exhibit A (the “Press Release”) announcing, among other things, certain terms of this Agreement. Neither the Company nor Star Equity shall make or cause to be made, and the Company and Star Equity shall cause their respective Affiliates and Associates not to make or cause to be made, any public announcement or statement with respect to the subject matter of this Agreement that is contrary to the statements made in the Press Release or the terms of this Agreement, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.
(b)No later than four (4) business days following the Effective Date, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement and appending this Agreement and the Press Release as exhibits thereto (the “Form 8-K”). The Form 8-K shall be consistent with the terms of this Agreement. The Company shall provide Star Equity with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any such comments of Star Equity.
(c)No later than two (2) business days following the Effective Date, Star Equity shall file with the SEC an amendment to that certain Schedule 13D originally filed by Star Equity with the SEC on January 22, 2026 in compliance with Section 13 of the Exchange Act to report its entry into this Agreement (the “Star Equity Schedule 13D Amendment”). The Star Equity Schedule 13D Amendment shall be consistent with the terms of this Agreement. Star Equity shall provide the Company with a reasonable opportunity to review and comment on the Star Equity Schedule 13D Amendment prior to the filing with the SEC and consider in good faith any such comments of the Company.
(d)Promptly following the Effective Date, Star Equity shall (i) retract and remove (to the extent it has the power and authority to do so) any prior statement or communication made or authorized by Star Equity between June 1, 2026 and the Effective Date that would violate Section 4 hereof if made after the execution of this Agreement (such prior statement or communication, a “Previous Statement”) and (ii) upon reasonable, written request of the Company, request the retraction and removal of any Previous Statement published or issued by a Third Party (whose principal business or occupation is not news or news commentary dissemination) following the Effective Date. During the Standstill Period, Star Equity shall not publish, republish or disseminate any Previous Statement.

11.Term; Termination. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is the earlier of (a) the date that is the opening of the advance notice period pursuant to the Bylaws for the submission of shareholder director nominations for the 2027 Annual Meeting and (b) one hundred twenty (120) days prior to the one-year anniversary of the 2026 Annual Meeting (the earlier of (a) and (b), the “Termination Date”); provided, that (x) Star Equity may earlier terminate this Agreement if the Company commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after the Company’s receipt of written notice specifying the material breach from Star Equity or, if impossible to cure within fifteen (15) days, which the Company has not taken any substantive action to cure within such fifteen (15) day period, and (y) the Company may earlier terminate this Agreement if Star Equity commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after Star Equity’s receipt of written notice thereof from the Company specifying the material breach or, if impossible to cure within fifteen (15) days, which Star Equity has not taken any substantive action to cure within such fifteen (15) day period. Notwithstanding the foregoing, the provisions of Section 12 through Section 23 hereof shall survive the termination of this Agreement. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any willful breach of this Agreement prior to such termination.
12.Expenses. Subject to the following proviso, each of the Company and Star Equity shall bear its own fees, costs, and expenses (including legal expenses) incurred in connection with Star Equity’s involvement with the Company through the date of this Agreement, including, without limitation, Star Equity’s Schedule 13D filings, its engagement with members of the Board and the Company’s management team, and the negotiation and execution of this Agreement; provided, however, that the Company shall reimburse Star Equity for its legal fees and other expenses in connection with such matters in the amount of $50,000. Such amount shall be paid to Star Equity promptly following the execution of this Agreement.
13.Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdiction other than those of the State of Illinois. Each Party irrevocably (a) agrees that it shall bring any suit, action, or other proceeding in respect of any claim arising out of or related to this Agreement (each, an “Action”) exclusively in the Circuit Court of the Eighteenth Judicial District of the State of Illinois or another federal or state court of competent jurisdiction, (b) waives any jurisdictional defenses (including, without limitation, personal jurisdiction and venue) to any such Action, (c) waives any objection that such courts identified in clause (a) are an inconvenient forum or do not have jurisdiction over any Party and (d) agrees that service of process upon such Party in any such Action shall be effective if notice is given in accordance with Section 17 hereof. Each Party agrees that a final judgment in any Action brought in the courts identified in clause (a) shall be conclusive and binding upon each Party and may be enforced in any other courts, the jurisdiction of which each Party is or may be subject, by suit upon such judgment.
14.Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR

THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.
15.Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Party may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury may not be adequately compensable by the remedies available at law (including, without limitation, the payment of money damages). It is accordingly agreed that each Party (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Party will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.
16.Certain Definitions. As used in this Agreement:
(a)“2026 Annual Meeting” shall mean the Company’s 2026 annual meeting of shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof);
(b)“2027 Annual Meeting” shall mean the Company’s 2027 annual meeting of shareholders (including, without limitation, any adjournments or postponements thereof and any meeting which may be called in lieu thereof);

(c)“Affiliate” shall mean any “Affiliate” as defined in Rule 12b‑2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Affiliates subsequent to the Effective Date; provided, however, that, for purposes of this Agreement, Star Equity shall not be deemed an Affiliate of the Company, and the Company shall not be deemed an Affiliate of Star Equity;
(d)“Associate” shall mean any “Associate” as defined in Rule 12b‑2 promulgated by the SEC under the Exchange Act, including, without limitation, persons who become Associates subsequent to the Effective Date;
(e)“Articles of Incorporation” shall mean the Company’s Amended and Restated Articles of Incorporation, as amended, and as may be further amended, corrected or amended and restated from time to time;

(f)“beneficial owner,” “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;
(g)“business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the State of New York are authorized or obligated to be closed by applicable law;
(h)“Bylaws” shall mean the Amended and Restated By-Laws of the Company, as amended, and as may be further amended, corrected or amended and restated from time to time;
(i)“Change of Control” shall be deemed to have taken place if (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the equity interests and voting power of the Company’s then-outstanding equity securities, (ii) the Company consummates a stock-for-stock transaction whereby immediately after the consummation of the transaction the Company’s shareholders retain, directly or indirectly, less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities or (iii) the Company consummates a sale, disposition, distribution, transfer, conveyance or other transaction concerning a majority of its assets (determined on a consolidated basis) with a Third Party that is submitted for a vote of the Company’s shareholders;
(j)“control” shall have the same meaning as set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act;
(k)“Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, joint venture, business combination, financing, recapitalization, reorganization, restructuring, disposition, distribution, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Company, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets (determined on a consolidated basis), and, for the avoidance of doubt, including, without limitation, any such transaction with a Third Party that is submitted for a vote of the Company’s shareholders;
(l)“person” or “persons” shall mean any individual, corporation (including, without limitation, not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind, structure or nature;
(m)“SEC” shall mean the U.S. Securities and Exchange Commission;
(n)“Representative” shall mean a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; provided, that when used with respect to the Company, “Representative” shall not include any non-executive employees;

(o)“Third Party” shall mean any person that is not (i) a party to this Agreement, (ii) a member of the Board, (iii) an officer of the Company or (iv) an Affiliate of any Party; and
(p)“Voting Securities” means the Common Stock and any other securities of the Company entitled to vote in the election of directors.
17.Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).
If to the Company, to its address at: GEE Group Inc.
7751 Belfort Parkway, Suite 150
Jacksonville, Florida 32256 Attention:    Kim Thorpe
Email:    kim.thorpe@geegroup.com

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP 125 Broad Street
New York, New York 10004 Attention:    Lawrence S. Elbaum
Patrick Gadson
Email:    elbauml@sullcrom.com gadsonp@sullcrom.com
If to Star Equity, to the address at: Star Equity Fund, LP
53 Forest Avenue, Suite 101
Old Greenwich, Connecticut 06870
Attention:    Jeffrey E. Eberwin
Hannah M. Bible
Email:    jeff.eberwein@starequity.com
hannah.bible@starequity.com

with a copy (which shall not constitute notice) to:

Baker Hostetler, LLP 45 Rockefeller Plaza
New York, New York 10111 Attention:    Adam Finerman
Email:    afinerman@bakerlaw.com
18.Entire Agreement. This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by each Party.
19.Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.
20.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
21.Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Party; provided, that each Party may assign any of its rights and delegate any of its obligations hereunder to any person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 21 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
22.Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.
23.Interpretation. Each Party acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each Party and its respective counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each Party, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation. The headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement. In this Agreement, unless a clear contrary intention appears,
(a) the word “including” (in its various forms) means “including, without limitation;” (b) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (c) the word “or” is not exclusive;
(d) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated; and (e) whenever the context requires, the masculine gender shall include the feminine and neuter genders.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE COMPANY:
GEE GROUP INC.
By: /s/ Kim Thorpe
Name: Kim Thorpe
Title: Senior Vice President and Chief
Financial Officer

STAR EQUITY:
STAR EQUITY FUND, LP
By: /s/ Jeffrey E. Eberwein
General Partner
By: /s/ Jeffrey E. Eberwein
Name: Jeffrey E. Eberwein
Title: Manager

Signature Page to Cooperation Agreement